Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Eiger BioPharmaceuticals, Inc. 2009 Equity Incentive plan, Celladon Corporation 2013 Equity Inventive Plan and the Celladon Corporation 2013 Employee Stock Purchase Plan of Eiger BioPharmaceuticals of our report dated March 30, 2016, with respect to the consolidated financial statements of Celladon Corporation included in Eiger BioPharmaceuticals’ (formerly Celladon Corporation) Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
April 28, 2016